UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 27, 2014, ‘mktg, inc.’, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aegis Lifestyle, Inc. a Delaware corporation (“Aegis”) and Morgan Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Aegis (“Merger Sub”). The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Aegis at a price of $2.80 per share in cash (the “Merger Consideration”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Aegis.

At the effective time of the Merger, except as set forth below, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to the Merger Consideration, including all shares of common stock issuable upon conversion of the Company’s Series D Convertible Participating Preferred Stock (“Series D Preferred Stock”) which shall be converted into the Company’s common stock prior to the Merger. Shares held by stockholders who have properly exercised and perfected appraisal rights under Delaware law, shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as provided under Delaware law. Shares owned by the Company, Aegis, Company subsidiaries or Merger Sub shall be canceled without payment.

In addition, each of the Company’s warrants to purchase common stock that is outstanding immediately prior to the effective time of the Merger will be canceled in exchange for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price with respect to such warrant.

As a result of the Merger, each vested and unvested outstanding stock option under the Company’s equity plans or otherwise will be canceled in exchange for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price with respect to such stock option, provided, however, that that certain option to purchase 400,000 shares of common stock at an exercise price of $2.00 per share issued to the Charles Horsey, the Company’s Chief Executive Officer, which vests only upon a “Liquidity Event,” will be exchanged for the right to receive an amount in cash equal to the excess of the Merger Consideration over the per-share exercise price only with respect to 200,000 shares subject to such stock option. The remaining shares subject to such option shall be canceled without payment. Each restricted share of common stock under the Company’s equity plans that is outstanding as of the closing date will vest and be converted into the right to receive the Merger Consideration. The payments pursuant to this paragraph are subject to any applicable withholding taxes.

The Merger Agreement contains customary representations and warranties from both the Company and Aegis, and also contains customary covenants, including covenants providing for each of the parties to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring the Company to carry on its business in all material respects in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger.

The Merger Agreement also contains a “no shop” provision that, in general, restricts the Company’s ability to solicit third-party acquisition proposals, provide information to or engage in discussions or negotiations with third parties that have made or that might make an acquisition proposal, approve any third party acquisition proposal, or enter into any acquisition agreement relating to any third party acquisition proposal. The no shop provision is subject to a “fiduciary out” provision that allows the Company, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited written third-party acquisition proposals that the Company’s Board of Directors reasonably believes is likely to result in a Superior Proposal (as defined in the Merger Agreement) and to terminate the Merger Agreement and accept a Superior Proposal upon payment to Aegis of the termination fee discussed below. The foregoing is subject to Aegis’ rights to offer terms that will cause the Superior Proposal to no longer constitute a Superior Proposal.

The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the board of directors of the Company or a termination of the Merger Agreement by the Company to enter into an agreement for a Superior Proposal, the Company will pay Aegis a cash termination fee of $2.08 million. The Merger Agreement also provides that upon termination of the Merger Agreement as a result of the failure of Company’s stockholders to approve the Merger Agreement at the special meeting where the Company’s stockholders have voted on a proposal to adopt the Merger Agreement, the Company will pay Aegis an amount equal to its reasonably documented transaction related expenses in an amount not to exceed $500,000.

The completion of the Merger is subject to certain customary conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the Company’s common stock and Series D Preferred Stock, voting as separate classes; (ii) the absence of any law or order prohibiting or restraining the Merger, and (iii) exercise of dissenters’ rights by holders of no more than 5% of the Company’s outstanding common stock. In addition, the obligation of Aegis to complete the Merger is subject to the condition that the Company shall have available cash (as provided for in the Merger Agreement) of not less than $8,000,000 at the effective time of the Merger, less up to $2,000,000 in fees and expenses paid or incurred in connection with the Merger. Each of the Company’s and Aegis’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to specified standards, the accuracy of the representations and warranties of the other party and (ii) performance in all material respects by the other party of its obligations under the Merger Agreement.

Aegis is a newly-formed indirect subsidiary of Aegis Media Americas, Inc., which has guaranteed the obligations of Aegis to pay the merger consideration under the Merger Agreement. The Merger is not conditioned upon receipt of financing by Aegis or Aegis Media Americas.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Voting Agreements

Concurrently and in connection with the execution of the Merger Agreement, Aegis entered into Voting Agreements with Rutabaga Capital Management LLC, affiliates of Union Capital Corporation, and certain directors and members of management of the Company, including all of the holders of the Company’s Series D Preferred Stock. Pursuant to the Voting Agreements such stockholders agreed to vote their respective shares of common stock and Series D Preferred Stock (i) in favor of the adoption of the Merger Agreement and the Merger and each of the other actions contemplated by the Merger Agreement, (ii) against any proposal or transaction in opposition to the consummation of the Merger or any other transactions contemplated by the Merger Agreement and (iii) against any other action or agreement that could reasonably be expected to interfere with or delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

In addition, pursuant to the Voting Agreement entered into by the holders of the Company’s Series D Preferred Stock, such stockholders agreed to convert (i) approximately 23.5% of their shares of Series D Preferred Stock into shares of the Company’s common stock prior to the record date for the Company’s special meeting of stockholders to consider the Merger, and (ii) their remaining shares of Series D Preferred Stock into shares of the Company’s common stock immediately prior to the effective time of the Merger. The Voting Agreements terminate upon termination of the Merger Agreement and certain other specified events.

Company stockholders party to the Voting Agreements hold an aggregate of approximately 45% of the shares of the Company’s common stock, as well as 100% of the shares of Series D Preferred Stock, that are expected to be outstanding as of the record date for the meeting of stockholders to be called to consider the adoption of the Merger Agreement. The Voting Agreements also restrict the transfer of shares owned by the stockholders parties thereto.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreements attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference.

Item 8.01. Other Events

On May 27, 2014, the Company and Aegis issued a joint press release announcing the execution of the Merger Agreement. A copy of that press release is furnished as Exhibit 99.1.

On May 27, 2014, the Company communicated information to its employees with respect to the execution of the Merger Agreement, which is furnished as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger by and among ‘mktg, inc.,’ Aegis Media Americas, Inc., and Morgan Acquisition, Inc., dated as of May 27, 2014.

Exhibit 10.1	Form of Voting Agreement between Aegis Lifestyle, Inc. and certain stockholders of ‘mktg, inc.’

Exhibit 10.2	Form of Voting Agreement between Aegis Lifestyle, Inc. and Rutabaga Capital Management LLC

Exhibit 99.1	Press Release dated May 27, 2014, issued by ‘mktg, inc.’ and Aegis Media Americas, Inc.

Exhibit 99.2	‘mktg, inc.’ employee communication

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Aegis. In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company’s definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from the Company by contacting the Company’s Secretary by phone at (212) 366-3400. Such documents are not currently available.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, which was filed with the SEC on June 24, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Additional Disclaimer

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Aegis and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to Aegis and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the SEC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 27, 2014
‘mktg, inc.’

	By:	/s/ Paul Trager
Paul Trager
Chief Financial Officer

EXHIBIT INDEX

No.	Description

Exhibit 2.1	Agreement and Plan of Merger by and among ‘mktg, inc.,’ Aegis Media Americas, Inc., and Morgan Acquisition, Inc., dated as of May 27, 2014.

Exhibit 10.1	Form of Voting Agreement between Aegis Media Americas, Inc. and certain stockholders of ‘mktg, inc.’

Exhibit 10.2	Form of Voting Agreement between Aegis Lifestyle, Inc. and Rutabaga Capital Management LLC

Exhibit 99.1	Press Release dated May 27, 2014, issued by ‘mktg, inc.’ and Aegis Media Americas, Inc.

Exhibit 99.2	‘mktg, inc.’ employee communication